EXHIBIT 99.1


                 ODYSSEY CLARIFIES MEDIA REPORT OF COIN SALES


TAMPA, FL   November 17, 2004 - Odyssey Marine Exploration, Inc (AMEX:OMR), a
leader in the field of deep ocean shipwreck exploration will have its SS Republic shipwreck project featured tonight on the National Geographic Special, "Civil War Gold" airing on PBS stations. In a Tampa Tribune article reviewing the program, it was reported that Odyssey co-founder Greg Stemm said the company has sold $15 million worth of the coins the company had recovered from the SS Republic shipwreck.

As reported in Odyssey's 10QSB filed on October 14, 2004, revenues for the six months ending August 31, 2004 were $ 9,578,629. Substantially all of this revenue was generated by the sale of coins from the SS Republic.

While the company anticipates sales of approximately six million dollars in the quarter ending November 30, 2004, there can be no assurances that the company will meet these revenue projections. Official revenue and earnings information will be released after the end of the quarter.

Odyssey Marine Exploration is an American Stock Exchange Company (Ticker symbol: OMR) with several shipwreck projects in various stages of development throughout the world, including the SS Republic and HMS Sussex projects. Additional information about Odyssey, its projects and equipment is available at www.shipwreck.net.

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The Company believes the information set forth in this Press Release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in "Risk Factors," and "Business" in the Company's annual report on Form 10KSB for the year ended February 29, 2004, which has been filed with the Securities and Exchange Commission.




Contact:
Laura Barton: 813-876-1776 ext 2562
llb@shipwreck.net